Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dorman Products, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-56492, 333-157150, 333-160979, 333-219547, and 333-225020 ) on Form S-8 of Dorman Products, Inc. of our reports dated February 26, 2020, with respect to the consolidated balance sheets of Dorman Products, Inc. and subsidiaries as of December 28, 2019 and December 29, 2018, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 28, 2019, and the related notes and financial statement schedule (collectively, “the consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 28, 2019, which reports appear in the December 28, 2019 Annual Report on Form 10-K of Dorman Products, Inc.

Our report dated February 26, 2020, on the effectiveness of internal control over financial reporting as of December 28, 2019, contains an explanatory paragraph that states that Dorman Products, Inc. acquired Flight Systems Automotive Group (“Flight”) during 2019, and management excluded from its assessment of the effectiveness of the Dorman Products, Inc.’s internal control over financial reporting as of December 28, 2019, Flight’s internal control over financial reporting associated with total assets of $0 million and total revenues of $0 million included in the consolidated financial statements of Dorman Products, Inc. as of and for the year ended December 28, 2019. Our audit of internal control over financial reporting of Dorman Products, Inc. also excluded an evaluation of the internal control over financial reporting of Flight.

KPMG LLP

Philadelphia, Pennsylvania

February 26, 2020